                                                                       EXHIBIT 9

American
     General
     LIFE COMPANIES
2727 Allen Parkway (WT3-02), Houston, Texas 77019

                                                      Pauletta P. Cohn
                                                      ASSOCIATE GENERAL COUNSEL
                                                      Direct Line (713) 831-8471
                                                      FAX  (713) 831-5492
                                                      E-mail: pcohn@aglife.com
                                 May 26, 1999


The United States Life Insurance Company
  in the City of New York
125 Maiden Lane
New York, NY   10038

Dear Ladies and Gentlemen:

As Associate General Counsel of American General Life Companies, I have acted as counsel to The United States Life Insurance Company in the City of New York (the "Company") in connection with the filing of Pre-effective Amendment No. 1 to Registration Statement on Form N-4, File Nos. 333-63673 and 811-09007 ("Registration Statement") of Separate Account USL VA-R ("Separate Account USL VA-R") of the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended. The Registration Statement relates to a proposed issuance of an indefinite number of units of interest in Separate Account USL VA-R ("Units") funding Generations (certificate form No. 98033N) flexible payment variable and fixed individual deferred annuity certificates issued by the Company ("Certificates"). Net premiums received under the Certificates are allocated by the Company to Separate Account USL VA-R to the extent directed by owners of the Certificates. Net premiums under other variable annuity contracts or certificates that may be issued by the Company may also be allocated to Separate Account USL VA-R. The Certificates are designed to provide retirement protection and are to be offered in the manner described in the prospectus and the prospectus supplements included in the Registration Statement. The Certificates will be sold only in jurisdictions authorizing such sales.

In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company and all such other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein and have assumed that prior to the issuance or sale of any Certificates the Registration Statement, as finally amended, will be effective.

May 26, 1999
Page Two


Based on and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

l. The Company is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account USL VA-R was duly established and is maintained by the Company pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account USL VA-R, are, in accordance with the Certificate, credited to or charged against Separate Account USL VA-R without regard to other income, gains or losses of the Company.

3. Assets allocated to Separate Account USL VA-R will be owned by the Company. The Company is not a trustee with respect thereto. The Certificates provide that the portion of the assets of Separate Account USL VA-R equal to the reserves and other Certificate liabilities with respect to Separate Account USL VA-R will not be chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of Separate Account USL VA-R in excess of such reserves and other Certificate liabilities to the general account of the Company.

3. When issued and sold as described above, the Certificates (including any Units duly credited thereunder) will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I am admitted to the bar in the State of Texas, and I do not express any opinion as to the laws of any other jurisprudence.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5), Regulation S-K of the 1933 Act and I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,


                                    \s\ PAULETTA P. COHN
                                    --------------------